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                                                                   EXHIBIT 4.08

             CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
                                  RELATING TO
               10% JUNIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

  FIRST: That the Board of Directors of said Corporation effective the 16th day of March 1998, adopted the following resolution:

  RESOLVED, that out of the Corporation's 5,000,000 authorized shares of preferred stock, par value $0.00001 per share ("Preferred Stock"), there shall be a series of Preferred Stock designated and known as "10% Junior Redeemable Convertible Preferred Stock" consisting of 450,000 shares ("Redeemable Preferred Stock") with an aggregate face value of $11,250,000 ($25.00 per share); which shall have the following relative rights, preferences, voting powers, qualifications and privileges:

  1. Voting.

  1A. General Voting Rights. Except as may be otherwise provided in subparagraph 1B, the terms of the Redeemable Preferred Stock or by law, the Redeemable Preferred Stock shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's Bylaws, and the holders of the Redeemable Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the common stock, $0.00001 par value per share, of the Company ("Common Stock"), voting together as a single class with each share of Common Stock. Each share of Redeemable Preferred Stock shall be entitled to one vote for each share of Common Stock into which the Redeemable Preferred Stock is convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote. The record date or, if no record date is specified, the date of such vote, shall be the date used for the determination of the number of shares of Common Stock into which the Redeemable Preferred Stock is convertible for the purposes of such vote, such determination to be otherwise made in accordance with subparagraph 4A hereof.

  1B. Separate Voting Rights. In addition to the general voting rights set forth in subparagraph 1A, but subject to the qualifications hereinafter set forth, the holders of the Redeemable Preferred Stock shall have the right to vote, separately as a single class, at a meeting of the holders of the Redeemable Preferred Stock or by such holders' written consent or at any annual or special meeting of the stockholders of the Corporation on any resolution or proposal regarding any amendment, alteration, waiver of the application of, or repeal (whether by merger, consolidation or otherwise) of any provision of the Restated and Amended Certificate of Incorporation of the Corporation or this Certificate of Designation of Rights and Preferences which would adversely effect the powers, rights or preferences of the holders of Redeemable Preferred Stock. Notwithstanding the foregoing, nothing herein shall prohibit, and the Corporation shall be and is expressly permitted to authorize, designate, issue and sell shares of Preferred Stock with powers, rights and preferences prior or senior to any and all powers, rights and preferences of the Redeemable Preferred Stock. A majority of the shares of Redeemable Preferred Stock, represented in person or by proxy, shall constitute a quorum at any meeting of the holders of the Redeemable Preferred Stock. Action may be taken at any meeting of the Redeemable Preferred Stock holders at which a quorum is present by the holders of a majority of the shares of Redeemable Preferred Stock represented at such meeting in person or by proxy. The holders of Redeemable Preferred Stock may take action, in lieu of a meeting, by a written consent signed by the holders of such number of shares of Redeemable Preferred Stock as is required to approve such action at any meeting of the holders of Redeemable Preferred Stock.

  2. Dividends.

  2A. Cumulative Dividends. The holders of record of the Redeemable Preferred Stock shall be entitled to receive cumulative cash or stock dividends, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, at a rate of ten percent (10%) per annum on the face value denominated
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thereon. Dividends on the Redeemable Preferred Stock may be paid in cash or, at the option of the Company, in shares of Redeemable Preferred Stock, each share of Redeemable Preferred Stock being valued for such purposes at $25.00 per share.

  2B. Payment. The initial payment of dividends on the Redeemable Preferred Stock shall be made upon redemption or on the six month anniversary date after issuance, whichever occurs first (the "Initial Dividend Payment Date"). After such six month anniversary date, dividends on shares of Redeemable Preferred Stock that have not been redeemed or converted on or before such date shall be payable quarterly in arrears, when and as declared by the Board, on each Dividend Payment Date (as defined below) to holders of record as they appear on the records of the Corporation on any record date, not exceeding sixty (60) days preceding such Dividend Payment Date, as may be determined by the Board in advance of the payment of each particular dividend. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board. Dividends payable on the Redeemable Preferred Stock for each quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months.

  2C. Default in Payment. Dividends on the Redeemable Preferred Stock shall commence to accrue and shall be cumulative from and after the date of initial issuance thereof, whether or not declared by the Board. To the extent that dividends remain unpaid after the applicable Dividend Payment Date, they shall accrue interest at a rate per annum equal to 10%, computed on the basis of a 360-day year of twelve 30-day months, until paid and shall be a continuing obligation of the Corporation. Cash dividends paid on the shares of Redeemable Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

  2D. Dividends on Parity Stock. No dividends or any other distributions shall be declared, made or paid or set apart for payment on any Parity Stock (as defined below) for any period unless full cumulative dividends (plus accrued interest thereon, if any) on all outstanding shares of Redeemable Preferred Stock shall have been or contemporaneously are declared and paid through and including the most recent Dividend Payment Date. In the event that dividends have not been or will not be paid in full as aforesaid on the shares of Redeemable Preferred Stock and on any Parity Stock, all dividends declared on shares of Redeemable Preferred Stock and such Parity Stock shall be declared pro rata so that the amount of dividends per share declared on the shares of Redeemable Preferred Stock and on such Parity Stock shall bear to each other the same ratio that accrued dividends per share of Redeemable Preferred Stock and of such Parity Stock bear to each other.

  2E. Dividends on Common or Junior Stock. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of the Redeemable Preferred Stock shall have been declared and paid through and including the most recent Dividend Payment Date.

  2F. Dividends on Senior Stock. The Corporation shall be entitled to declare and distribute, at any time, a dividend (including, but not limited to, a dividend or distribution paid in Common Stock or in any other Junior Stock, Parity Stock, or Senior Stock, as the terms are defined below) on any Senior Stock of the Corporation, and the Corporation shall be entitled to redeem, acquire, or purchase, at any time, the Corporation's Senior Stock.

  "Dividend Payment Date" shall mean the last day of the months of March, June, September and December of each year, commencing after the Initial Dividend Payment Date, except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day.


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  "Junior Stock" shall mean the Common Stock and all other equity securities of the Corporation over which the Redeemable Preferred Stock has preference or priority in the payment of dividends, in the distribution of assets, upon redemption and upon dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

  "Parity Stock" shall mean any stock or class of stock, the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices or values, without preference or priority, one over the other, as between the holders of such stock or class of stock and the holders of shares of the Redeemable Preferred Stock.

  "Senior Stock" shall mean any stock or class of stock the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Redeemable Preferred Stock.

  3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made with respect to the Common Stock or any Junior Stock, holders of each share of Redeemable Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the face value denominated thereon (subject to adjustment for stock splits, stock dividends, reorganizations, reclassification or other similar events) plus, in the case of each share, an amount equal to all dividends accrued or declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 4 hereof immediately prior to such liquidation, dissolution or winding up, and the holders of Redeemable Preferred Stock shall not be entitled to any further payment, such amounts payable with respect to Redeemable Preferred Stock being sometimes referred to as the "Liquidation Payments". With respect to each share of Redeemable Preferred Stock, the amount in (i) above shall hereinafter be referred to as the "Liquidation Preference." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Redeemable Preferred Stock and any and all Parity Stock, after distribution on any Senior Stock, shall be insufficient to permit payment to the holders of Redeemable Preferred Stock and any and all Parity Stock of the amount distributable to such parties, then the entire assets of the Corporation available to be so distributed, if any, shall be distributed among the holders of the Redeemable Preferred Stock and the holders of any and all Parity Stock pro rata so that the amount of assets distributed with respect to the Redeemable Preferred Stock and the Parity Stock shall bear to each other the same ratio that liquidation payments due per share of Redeemable Preferred Stock and Parity Stock bear to each other. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Redeemable Preferred Stock and Parity Stock shall have been paid in full the entire Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Redeemable Preferred Stock and Parity Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by reputable overnight courier service, not less than 20 days prior to the payment date stated therein, to the holders of record of Redeemable Preferred Stock entitled to such Liquidation Payments, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding of the Corporation within the meaning of the provisions of this paragraph 3.

  4. Conversion.

  4A. Optional Conversion. In the event that redemption of the Redeemable Preferred Stock required pursuant to subparagraph 5A hereof shall not have occurred on or before the six (6) month anniversary of the date of

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issuance thereof, the holders of the Redeemable Preferred Stock then outstanding shall have the right, at their option at any time during the next three (3) month period, to convert such shares into Common Stock of the Corporation at a price per share of Common Stock equal to 85% of the average of the last reported sales prices (or the average of the closing bid and asked prices if no sales are reported), not to exceed $6.00 per share, for the ten
(10) trading days immediately preceding the date of receipt by the Corporation of written notice of such holder electing to convert such shares of Redeemable Preferred Stock. In the event that the Redeemable Preferred Stock shall not have been redeemed by the Corporation on or before the nine (9) month anniversary of the date of issuance, the holders of the Redeemable Preferred Stock then outstanding shall have the right, at their option at any time thereafter, to convert such shares into Common Stock of the Corporation at a price per share as is obtained by dividing $25.00 by $2.75 (proportionately adjusted for Common Stock splits, combinations of Common Stock, or dividends paid in shares of Common Stock). The price per share of Common Stock, determined as set forth above, as applicable, is hereinafter referred to as the "Conversion Price." Upon any optional conversion pursuant hereto, the holders of the Redeemable Preferred Stock shall send written notice to the Corporation of their election to convert the Redeemable Preferred Stock by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent to the Corporation at its principal executive offices (the "Optional Conversion Date") together with the certificates representing the Redeemable Preferred Stock being converted, duly endorsed for transfer or accompanied by a stock power duly endorsed in blank.

  4B. Number of Shares of Common Stock Issuable Upon the Conversion. The number of shares of Common Stock to be issued upon the conversion of shares of Redeemable Preferred Stock shall be equal to the product of (X) and (Y), where
(X) is a fraction, the numerator of which is the Liquidation Preference per share of the Redeemable Preferred Stock and the denominator of which is the Conversion Price, and (Y) is the number of shares of Redeemable Preferred Stock to be converted.

  4C. Issuance of Certificates; Time Conversion Effected; Partial Conversion. Promptly after the receipt of the written notice referred to in subparagraph 4A and the surrender of the certificate or certificates for the share or shares of Redeemable Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Redeemable Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the Optional Conversion Date and at such time the rights of the holder of such share or shares of Redeemable Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Upon conversion, each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Redeemable Preferred Stock represented by a certificate(s) surrendered by a holder are being converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Redeemable Preferred Stock which were not converted.

  4D. Fractional Shares; Dividends. No fractional shares shall be issued upon conversion of Redeemable Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4D, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Redeemable Preferred Stock for conversion an amount in cash equal to the Conversion Price applicable to such fraction of a share. No holder of Redeemable Preferred Stock, upon conversion, shall be entitled to receive any payments or adjustments to the number of shares of Common Stock to be received upon conversion for any dividends declared on the Common Stock prior to the date of such conversion effected under this Section 4.

  4E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share

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or shares of Redeemable Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Redeemable Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

  4F. Other Notices. In case at any time:

    (1) the Corporation shall declare any dividend upon its Common Stock or any Junior Stock or Parity Stock payable in cash or stock or make any other distribution to the holders of its Common Stock or any Junior Stock or Parity Stock;

    (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock or any Junior Stock or Parity Stock any additional shares of stock of any class or other rights;

    (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

    (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

  then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, addressed to each holder of shares of Redeemable Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

  4G. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Redeemable Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Redeemable Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

  4H. No Reissuance of Redeemable Preferred Stock. Shares of Redeemable Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

  4I. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Redeemable Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof,

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provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Redeemable Preferred Stock which is being converted.

  4J. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Redeemable Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Redeemable Preferred Stock in any manner which interferes with the timely conversion of such Redeemable Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

  4K. Termination of Conversion Period. Shares of Redeemable Preferred Stock may be converted at any time up to the close of business on that date, if any, fixed for the redemption of such shares following the election of the Corporation to redeem such shares in accordance with the requirements and pursuant to the terms hereof.

  4L. Definition of Common Stock. As used herein, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.00001 per share, as constituted on the date of filing of these terms of the Redeemable Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Redeemable Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4D hereof.

  5. Redemption.

  5A. Optional Redemption. At any time during which shares of Redeemable Preferred Stock are outstanding, the Corporation shall have the right, at its sole option, to redeem all or part of such shares for an amount equal to the face value thereof, $25.00 per share, plus all accrued but unpaid dividends through the date of redemption.

  5B. Redemption Price and Payment. The Redeemable Preferred Stock to be redeemed on the Redemption Date shall be redeemed by paying for each share an amount equal to the face amount thereof plus an amount equal to all dividends accrued or declared but unpaid thereon, computed to the Redemption Date, such amount being referred to as the "Redemption Price." Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

  5C. Redemption Mechanics. If a redemption occurs within six (6) months of the issuance of the Redeemable Preferred Stock, the Corporation may effect such redemption without prior notice to the holder(s) of the Redeemable Preferred Stock, and if such redemption occurs at any time thereafter, the Corporation must give the holder(s) of the Redeemable Preferred Stock fifteen
(15) days prior written notice (the "Redemption Notice") of such redemption. The Redemption Notice will be sent to the holder(s) of Redeemable Preferred Stock at the address indicated of record on the Corporation's stockholders' list and will indicate (a) the number of shares of Redeemable Preferred Stock held by such holder or holders and (b) the date on which such redemption shall take place (such date being referred to herein as the "Redemption Date"), which date shall not be fewer than 45 days from the date the applicable Redemption Notice is delivered from the Corporation by delivery in person, certified or registered mail, return receipt requested, postage prepaid or by reputable overnight courier service, charges prepaid to the holder. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price all rights of holders of shares of Redeemable Preferred Stock being redeemed (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

  5D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Redeemable Preferred Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Corporation in any manner whatsoever shall

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be canceled and shall not under any circumstances be reissued; and the
Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Redeemable Preferred Stock.

  5E. Priority of Redemption. The Redeemable Preferred Stock shall have priority over shares of Junior Stock and Common Stock with respect to the rights of redemption set forth in this paragraph 5 but shall be junior to shares of Senior Stock. In the event the Corporation has insufficient funds to redeem all of the Redeemable Preferred Stock at the then applicable Redemption Price, the Corporation shall not be permitted to redeem shares of Junior Stock or Common Stock until such time as the Corporation has redeemed all of the issued and outstanding Redeemable Preferred Stock.

  5F. Surrender of Certificates. Each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the principal offices of the Corporation or such other place as the Corporation may designate in writing on the Redemption Date and upon the payment of the full Redemption Price for such shares as set forth in this Section 5 to the order of the person whose name appears on such certificate(s), each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Redeemable Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Redeemable Preferred Stock which were not redeemed.

  6. Restrictions and Limitations. For so long as 25% of the face value of shares of Redeemable Preferred Stock initially issued remain outstanding and subject to the right of holders of Redeemable Preferred Stock to vote on certain matters separately as a class pursuant to paragraph 1B hereof, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding face value of Redeemable Preferred Stock:

    (i) redeem, purchase or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any shares of Common Stock or Junior Stock;

    (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences;

    (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would adversely impact the Redeemable Preferred Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein; or

    (iv) permit any significant subsidiary to issue capital stock to any person other than the Corporation or a wholly owned subsidiary;

  Notwithstanding the foregoing, nothing herein shall prohibit, and the Corporation shall be and is expressly permitted to authorize, designate, issue and sell shares of Preferred Stock with powers, rights and preferences prior or senior to any and all powers, rights and preferences of the Redeemable Preferred Stock.

  7. Purchase Rights. If at any time after the six month anniversary of the date of the issuance of a share of Redeemable Preferred Stock, the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Redeemable Preferred Stock then outstanding shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Redeemable Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.


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  8. Additional Rights; Demand and Piggyback Registration Rights.

  The Redeemable Preferred Stock is also entitled to the rights and benefits, including without limitation certain demand and piggyback registration rights, set forth in Unit Purchase Agreements to be entered into by and between the Corporation and each holder of the Redeemable Preferred Stock.

  SECOND: That the aforesaid resolution was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, said Corporation has caused this Designation of Preferences to be signed by Larry H. Ramming, its Chief Executive Officer, and attested by Thomas L. Easley, its Secretary, this the 24th day of March 1998, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.

                                                  /s/ Larry H. Ramming
                                          -------------------------------------
                                            Larry H. Ramming, Chief Executive
                                                         Officer

                                                  /s/ Thomas L. Easley
                                          -------------------------------------
                                               Thomas L. Easley, Secretary

                                       8